Exhibit 99.1

Scripps CEO Boehne to retire in 2017;
Symson appointed chief operating officer

For immediate release
November 9, 2016

CINCINNATI - Rich Boehne will retire from his role as president and CEO of The E.W. Scripps Company (NYSE: SSP) during the second half of 2017, and the company has appointed Chief Digital Officer Adam Symson to the new position of chief operating officer.

As COO, Symson will report to Boehne and oversee day-to-day operations of the company’s broadcast TV, digital media and radio divisions. He is expected to move into the chief executive role when Boehne retires.

Boehne, 60, has been president and CEO since 2008 and was elected chairman of the board in 2013. The board anticipates Boehne will continue as its chairman following the transition later next year.

Symson, 41, joined the Scripps TV division in 2002 and has held a variety of roles before taking over the company’s digital operations in 2011. In that role, he has run Scripps’ local digital businesses in 27 markets as well as national digital content companies Midroll, Newsy and Cracked. Scripps’ digital portfolio includes web, mobile and over-the-top businesses, and Symson has led the strategy and execution of product development, content, revenue and marketing for that portfolio. He also has led the company’s efforts to develop new businesses in emerging media through investment and acquisition.

“Adam has demonstrated the leadership and entrepreneurial skills critical for the continued long-term success of the Scripps enterprise,” Boehne said. “In this media environment, where opportunities and challenges develop at an ever-accelerating pace, he has shown his ability to build successful media brands.

“Having spent more than half of his career in broadcast television, including as an investigative journalist and a news strategist for Scripps, Adam is driven by our company’s mission and our vision of creating a better-informed world. His deep experience as a broadcaster, a builder of digital media brands, and a discerning leader will serve our employees, our customers and our owners exceptionally well.”

Prior to 2011, Symson ran operations, content and revenue for the TV division’s interactive businesses. He also spent a year as director of content and marketing for the Scripps Interactive media division, which was spun off into Scripps Networks Interactive in 2008. He has served as director of investigations and special projects and director of news strategy and operations for the Scripps corporate television group. He joined Scripps as executive producer of investigations and special projects for Scripps affiliate KNXV in Phoenix in 2002. He also has worked for CBS stations WBBM in Chicago and KCBS in Los Angeles and as an independent producer for CBS News and NBC News.

Symson has a bachelor’s in communication from the University of California, Los Angeles. He lives with his wife and two daughters in Cincinnati and serves on the boards of Cincinnati Public Radio, Adath Israel Congregation and Scripps Howard Foundation.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “THE LIST” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com
Valerie Miller, The E.W. Scripps Company, 513-977-3732, Valerie.miller@scripps.com